Exhibit 99.1

Press Release

Contact:	Jim Davidson	Phil Hartz	Tony Pordon
	Executive Vice President -	Senior Vice President -	Vice President -
	Finance	Corporate Communications	Investor Relations

	201-325-3303	313-592-5365	313-592-5266

	jdavidson@unitedauto.com	phartz@unitedauto.com	tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

UnitedAuto Repurchases One Million Shares

Penske Corporation Increases Investment in UnitedAuto

DETROIT, MI, August 15, 2002 — UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, announced an agreement to repurchase approximately one million shares of UnitedAuto common stock from Combined Specialty Insurance Company (“AON”) under its previously announced 3.0 million share repurchase program. The aggregate cost of this repurchase is approximately $15.8 million.

Simultaneously, UnitedAuto announced that Penske Corporation, UnitedAuto’s largest shareholder, agreed to acquire approximately 100,000 shares of UnitedAuto common stock from AON. Since its original investment in 1999, Penske Corporation’s ownership interest in UnitedAuto stock has increased from 11% to approximately 40%. After the completion of these transactions, AON will no longer be a shareholder of UnitedAuto.

Chairman Roger Penske stated, “We purchased this stock because we believe our shares are significantly undervalued, and consequently this investment provides an outstanding return for our shareholders. With this transaction, and the successful completion of a 6.0 million share offering in March, we not only increased float but reduced our liquidity obligations by approximately 6.0 million shares.”

Upon completion of the transaction, UnitedAuto will have repurchased approximately 1.4 million shares through open market purchases or negotiated transactions at an aggregate cost of approximately $21.6 million.

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 125 franchises in the United States and 68 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which are contained in UnitedAuto’s filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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